EX 99.28 (h)(2)(ii)

Amendment to
Curian/Van Eck International Gold Fund Ltd. Administration Agreement between
Curian Capital, LLC and Curian/Van Eck International Gold Fund Ltd.

This Amendment is made by and Curian/Van Eck International Gold Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (“Company”), and a wholly-owned subsidiary of Curian/Van Eck International Gold Fund (“Fund”), a series of Curian Variable Series Trust ("Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and Curian Capital, LLC, a Michigan limited liability company (“Administrator”).

Whereas, the Administrator and Company are parties to an Administration Agreement dated July 1, 2013, as amended (“Agreement”), whereby the Administrator agreed to agreed to perform certain administrative services for the Company.

Whereas, the parties have agreed to amend Section 15, “Term of Agreement,” in order to clarify the annual approval date of the Agreement.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

Section 15, “Term of Agreement,” is deleted and replaced in its entirety with the following:

15.  Term Of Agreement

The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through December 31, 2014.  Thereafter, in each case this Agreement shall continue in effect with respect to the Company from year to year through December 31st, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance is approved at least annually by vote or written consent of the Directors, and provided further, that neither party has terminated the Agreement in accordance with Section 17.  The Administrator shall furnish the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

In Witness Whereof, the Administrator and the Company have caused this Amendment to be executed as of December 16, 2013 effective as of December 31, 2013.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian/Van Eck International Gold Fund Ltd.

Attest:	/s/ Angela R. Burke	By:	/s/ Daniel W. Koors
	Angela R. Burke		Daniel W. Koors
		Title:	Director, Chief Financial Officer, and Treasurer

Curian Capital, LLC

Attest:	/s/ Angela R. Burke	By:	/s/ Michael A. Bell
	Angela R. Burke		Michael A. Bell
		Title:	President and Chief Executive Officer